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                                  [Letterhead]

                                January 3, 1996

                                                           EXHIBIT 5.1

Coldwater Creek Inc.
One Coldwater Creek Drive
Sandpoint, Idaho 83864

Ladies and Gentlemen:

     We have acted as counsel to Coldwater Creek Inc., a Delaware corporation (the "Company"), in connection with its registration of 2,500,000 shares, plus an over-allotment of 375,000 shares, of Common Stock (collectively, the "Shares") proposed to be issued by the Company, all as described in the Company's Registration Statement on Form S-1 (No. 333-16651), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Shares are to be sold pursuant to an Underwriting Agreement to be entered into between the Company and Montgomery Securities and William Blair & Company L.L.C., as representatives of the several underwriters named in such Underwriting Agreement (the "Underwriting Agreement").

     In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation filed with the Secretary of State of the State of Delaware, the Company's Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memorandum or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold by the underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and when sold and issued by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

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                                     [Letterhead]

Coldwater Creek Inc.                                          Page 2
January 3, 1997


     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                          Very truly yours,

                                          BROBECK, PHLEGER & HARRISON LLP
                                      /s/ BROBECK, PHLEGER & HARRISON LLP